FIRST AMENDMENT TO RIGHTS AGREEMENT

     Amendment dated July 11, 1999 ("Amendment") to the Rights Agreement ("Agreement"), dated as of April 14, 1998 between Sequent Computer Systems, Inc., an Oregon corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent").

     Pursuant to Section 26 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

     The Agreement is hereby amended as follows:

     1. Section 1(a) shall be amended by inserting the following at the end of
Section 1(a):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of International Business Machines Corporation ("Parent"), its subsidiaries, Affiliates or Associates, including Pathfinder Acquisition Corp. ("Sub"), is or shall be an Acquiring Person pursuant to this Agreement solely by virtue of their acquisition, or their right to acquire, beneficial ownership of shares of the Company as a result of their execution of the Agreement and Plan of Merger dated July 11, 1999 among Parent, Sub and the Company (the "Merger Agreement"), the consummation of the Merger (as defined in the Merger Agreement) (the "Merger"), or any other transaction contemplated by the Merger Agreement.

     2. Section 1(m) shall be amended by inserting the following at the end of
Section 1(m):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

     3. Section 1(ac) shall be amended by inserting the following at the end of
Section 1(ac):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Stock Acquisition Date shall not occur solely by reason of the execution of the Merger Agreement, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

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     4. Section 7(a)(i) (including the definition of "Final Expiration Date"
therein) shall be amended to read in its entirety as follows:

          "the earlier of the Effective Time (as defined in the Merger Agreement) or the close of business on October 28, 2008 (the "Final Expiration Date")".

     5. The Rights Agreement shall terminate and be of no further force and effect upon the Final Expiration Date.

     6. This Amendment shall be deemed to be entered into under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     8. As amended hereby, the Agreement shall remain in full force and effect.

                                      * * *

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     Entered into as of the date first written above,

                                       SEQUENT COMPUTER SYSTEMS, INC.


                                       By: DAVID CUNNINGHAM
                                           -------------------------------------
                                           David Cunningham
                                       Its: Secretary/Corporate Counsel
                                            ------------------------------------


                                       CHASEMELLON SHAREHOLDER SERVICES,
                                         L.L.C., as Rights Agent


                                       By: ASA DREW
                                           -------------------------------------
                                           Authorized Signature
                                           Asa Drew
                                           Assistant Vice President

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